EXHIBIT 21

                  SUBSIDIARIES OF APPLIED NEUROSOLUTIONS, INC.

None. During 2004, we dissolved our two subsidiaries, Molecular Geriatrics Corporation and Hemoxymed Europe, SAS and their assets were transferred to us.


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